Exhibit 99.5
PHILADELPHIA INSURANCE COMPANIES
ADDITIONAL SUPPLEMENTAL INFORMATION
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS )
NET LOSS AND LOSS ADJUSTMENT EXPENSES:

	Net Incurred Loss and Loss Adjustment Expenses					(1) Net Paid Loss and Loss Adjustment Expenses
	For The Three Months Ended			For The Nine Months Ended		For The Three Months Ended		For The Nine Months Ended
	September 30,			September 30,		September 30,		September 30,
PRODUCTS	2007	2006		2007	2006	2007	2006	2007	2006
COMMERCIAL LINES	$146,416	$54,841		$385,122	$250,013	$102,266	$65,562	$261,412	$193,735
SPECIALTY LINES	(3,149)	26,385		51,651	74,580	15,043	16,515	50,538	48,671
PERSONAL LINES	1,538	3,480		7,126	12,533	2,959	4,356	9,090	14,279

TOTAL	$144,805	$84,706		$443,899	$337,126	$120,268	$86,433	$321,040	$256,685

WHOLE ACCOUNT NET QUOTA SHARE REINSURANCE COMMUTATION	0	0		0	0	0	0	0	(31,804)

TOTAL NET LOSS AND LOSS ADJUSTMENT EXPENSES	$144,805	$84,706		$443,899	$337,126	$120,268	$86,433	$321,040	$224,881

Net Loss & Lae Reserves @ September 30, 2007		$1,218,287

Taxable Equivalent Yield @ September 30, 2007		5.5%

Portfolio Duration @ September 30, 2007		4.9	yrs

Book Value Per Common Share @ September 30, 2007		$20.23

Shares Repurchased During the Three Months Ended September 30, 2007		0

(1)	During February 2006, the Company entered into a Reinsurance Commutation and Release Agreement effective as of January 1, 2006 with respect to the 2004 Whole Account Net Quota Share Reinsurance contract. As a result of this commutation, the Company increased its Net Unpaid Loss and Loss Adjustment Expenses and decreased its Net Paid Loss and Loss Adjustment Expenses by $31.8 million for the nine months ended September 30, 2006.